Exhibit 3.1

Delaware	PAGE 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "SOLAR3D, INC.", FILED IN THIS OFFICE ON THE TWENTY-FOURTH DAY OF FEBRUARY, A.D. 2015, AT 10:49 0'CLOCK A.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

3484724 8100 150248337 You may verify this certificate online at corp.delaware.gov/authver.shtml	DATE: 02-24-15

CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF INCORPORATION
OF
SOLAR3D, INC.

The undersigned, being the President and Chief Executive Officer of Solar3D, Inc., a corporation existing under the laws of the State of Delaware, do hereby certify under the seal of the said corporation as follows:

1.      The Certificate of Incorporation of the Corporation is hereby amended by replacing Article FOURTH, in its entirety, with the following:

“FOURTH:

     A. CAPITALIZATION. The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is One Billion Five  Million  (1,005,000,000)  shares,  consisting  of (a) One  Billion (1,000,000,000) shares of Common Stock, par value $0.001 per share ("Common Stock"), and (b) Five Million (5,000,000) shares of Preferred Stock, par value $0.001 per share ("Preferred Stock").

     B. PREFERRED STOCK. The Board of Directors of the Corporation (the "Board of Directors") is authorized to provide, by resolution, for one or more series of Preferred Stock to be comprised of authorized but unissued shares of Preferred Stock. Except as may be required by law, the shares in any series of Preferred Stock need not be identical to any other series of Preferred Stock. Before any shares of any such series of Preferred Stock are issued, the Board of Directors shall fix, and is hereby expressly empowered to fix, by resolution, the rights, preferences and privileges of, and qualifications, restrictions and limitations applicable to, such series.

     The Board of Directors is authorized to increase the number of shares of the Preferred Stock designated for any existing series of Preferred Stock by a resolution adding to such series authorized and unissued shares of the Preferred Stock not designated for any other series of Preferred Stock. The Board of Directors is authorized to decrease the number of shares of the Preferred Stock designated for any existing series of Preferred Stock by a resolution, subtracting from such series unissued shares of the Preferred Stock designated for such series.

     C. COMMON STOCK.

1. Except as otherwise required by law, and subject to any special voting rights which may be granted to any additional series of Preferred Stock in the Board of Directors resolutions which create such series, each holder of Common Stock shall be entitled to one vote for each share of Common Stock standing in such holder's name on the records of the Corporation on each matter submitted to a vote of the stockholders. Holders of Common Stock shall not have the right to cumulative voting in the election of directors of the Corporation.

2. Subject to the rights of the holders of the Preferred Stock, if any, the holders of the Common Stock shall be entitled to receive such dividends and other distributions, in cash, securities or property of the Corporation, as may be declared thereon from time to time by the Board of Directors, out of the assets and funds of the Corporation legally available therefor.

3. Upon filing and effectiveness of this Amendment, each twenty-six (26)  shares of Common Stock outstanding on the effective date of this Amendment shall be automatically converted into one (1) share of Common Stock and, in lieu of fractional shares, each share so converted shall be rounded up to the next highest number of full shares of Common Stock.

2.      The amendment of the certificate of incorporation herein certified has been duly adopted by the unanimous written consent of the Corporation’s Board of Directors and shareholders holding a majority of the Corporation’s voting stock in accordance with the provisions of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be hereunto affixed and this Certificate of Amendment of the Corporation's Certificate of Incorporation, as amended, to be signed by James B. Nelson, its Chief Executive Officer, this 23rd day of February, 2015.

SOLAR3D, INC.

By:	/s/ James B. Nelson
James B. Nelson President & Chief Executive Officer